Exhibit 99.1

Cougar Biotechnology Reports 2008 Fourth Quarter and Year-End Financial Results

LOS ANGELES--(BUSINESS WIRE)--March 16, 2009--Cougar Biotechnology, Inc. (NASDAQ:CGRB), a biotechnology company engaged in the in-license and development of clinical stage cancer drug candidates, today reported its financial results for the fourth quarter and year ended December 31, 2008.

For the quarter ended December 31, 2008, Cougar reported a net loss applicable to common stock of $21.5 million, or $1.04 per share, compared to a net loss applicable to common stock of $7.7 million, or $0.43 per share, for the quarter ended December 31, 2007. Net loss applicable to common stock for the year ended December 31, 2008, was $59.8 million, or $2.90 per share, compared to a net loss of $32.2 million, or $2.17 per share, for the year ended December 31, 2007.

Total operating expenses for the fourth quarter of 2008 were $21.9 million, an increase of $13.3 million compared to the fourth quarter of 2007. Included in the total operating expenses for the fourth quarters of 2008 and 2007 were non-cash stock-based compensation expenses of $1.5 million and $2.0 million, respectively. Total operating expenses for the year ended December 31, 2008, were $63.1 million, compared to $34.1 million in 2007, an increase of $29.0 million. Total operating expenses for the years ended December 31, 2008 and 2007, included non-cash stock-based compensation expenses of $5.4 million and $7.0 million, respectively. The increase in operating expenses in 2008 was primarily driven by clinical development expenses for CB7630 (abiraterone acetate) and increased headcount, principally related to growth in the company's clinical development and regulatory affairs departments.

Research and development expenses for the fourth quarter of 2008 were $18.4 million, compared to $6.7 million for the fourth quarter of 2007. Research and development expenses for the fourth quarters of 2008 and 2007 included non-cash stock-based compensation expenses of $0.6 million and $1.5 million, respectively. Total research and development expenses for the year ended December 31, 2008, were $52.9 million, compared to $27.3 million in 2007. The increase in research and development expenses in the fourth quarter of 2008 was primarily driven by the costs of our ongoing Phase III trial for our lead compound CB7630 in metastatic castration-resistant prostate cancer patients who have failed docetaxel-based chemotherapy (COU-AA-301), as well as the costs associated with preparing for our anticipated Phase III trial of CB7630 in metastatic castration-resistant prostate cancer patients who have not yet received chemotherapy (COU-AA-302). Research and development expenses for the years ended December 31, 2008 and 2007, included non-cash stock-based compensation expenses of $2.8 million and $5.9 million, respectively.

General and administrative expenses for the fourth quarter of 2008 were $3.4 million, compared to $1.8 million for the fourth quarter of 2007. General and administrative expenses for the fourth quarters of 2008 and 2007 included non-cash stock-based compensation expenses of $0.9 million and $0.5 million, respectively. Total general and administrative expenses for the year ended December 31, 2008, were $10.0 million, compared to $6.8 million in 2007. General and administrative expenses for the years ended December 31, 2008 and 2007, included non-cash stock-based compensation expenses of $2.6 million and $1.5 million, respectively.

Net cash used in operating activities for the year ended December 31, 2008, was $44.7 million, compared to $23.1 million in 2007. Net cash used in operating activities for the quarter ended December 31, 2008, was $15.4 million compared to $8.2 million in the corresponding period of 2007. The increased use of cash for both the quarter and year to date is primarily due to the ongoing costs of our COU-AA-301 Phase III trial, as well as the costs associated with preparation for our COU-AA-302 Phase III trial. As of December 31, 2008, cash, cash equivalents and investment securities available-for-sale totalled $91.0 million, compared to $135.3 million as of December 31, 2007. The decline from the December 31, 2007, balance largely reflects the expenditures required to advance our drug candidates through their various clinical trials and the additional infrastructure needed to support the advancement of our drug candidates.

“2008 brought many significant achievements and advancements for Cougar, as our lead drug candidate CB7630, abiraterone acetate, entered into Phase III clinical trials and we continued to report positive Phase I and Phase II data for CB7630 at various medical conferences throughout the year,” said Alan H. Auerbach, Chief Executive Officer and President.

“We will continue to move forward aggressively with the clinical development of CB7630 during 2009. Our ongoing COU-AA-301 Phase III trial of CB7630 in patients with metastatic castration-resistant prostate cancer who have failed docetaxel-based chemotherapy has experienced rapid recruitment and we look forward to completing recruitment in this trial shortly. We were also very pleased to announce last month that we reached agreement with the U.S. Food and Drug Administration under a Special Protocol Assessment for our planned Phase III clinical trial of CB7630 in patients with chemotherapy naïve castration-resistant prostate cancer and we look forward to initiating this Phase III trial (COU-AA-302) shortly. We also anticipate that we will present preliminary data from our Phase I/II trial of CB7630 in breast cancer during 2009 and further anticipate that we will report preliminary data from our Phase I/II trial of CB3304 (noscapine) in multiple myeloma during the year as well," added Mr. Auerbach.

About Cougar Biotechnology

Cougar Biotechnology, Inc. is a Los Angeles-based biotechnology company established to in-license and develop clinical stage drugs, with a specific focus on the field of oncology. Cougar’s oncology portfolio includes CB7630, a targeted inhibitor of the 17alpha-hydroxylase/c17,20 lyase enzyme, which is currently being tested in a Phase III clinical trial in prostate cancer and a Phase I/II trial in breast cancer; CB3304, an inhibitor of microtubule dynamics, which is currently in a Phase I trial in multiple myeloma; and CB1089, an analog of vitamin D, which has been clinically tested in a number of solid tumor types.

Further information about Cougar Biotechnology can be found at www.cougarbiotechnology.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as ``anticipates,'' ``expects,'' ``plans,'' ``believes,'' ``intends,'' and similar words or phrases. These forward-looking statements include, without limitation, statements related to the timing, progress and anticipated results of the clinical development, regulatory processes and the benefits to be derived from Cougar’s drug development programs, including the potential advantages of CB7630, its potential for use in the treatment of castration resistant prostate cancer and in second-line hormone and chemotherapy-naïve treatment settings, and the timing of presenting data from our ongoing clinical trials. Such statements involve risks and uncertainties that could cause Cougar’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in clinical trials, and drug development and commercialization, including the uncertainty of whether results of prior clinical trials of CB7630 will be predictive of results of later stage clinical trials, including COU-AA-301. For a discussion of these and other factors, please refer to Cougar’s annual report on Form 10-K for the year ended December 31, 2008, as well as other subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Cougar undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

COUGAR BIOTECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share amounts)
									Period from
									May 14, 2003
	Three Months Ended				Year Ended				(date of
	December 31,				December 31,				inception) to
		2008		2007		2008		2007	December 31, 2008
	(unaudited)
Operating expenses:
General and administrative		$3,427		$1,825		$9,961		$6,786	$23,561
Research and development		18,435		6,709		52,892		27,277	95,066
Depreciation		68		34		243		83	361
Totals		21,930		8,568		63,097		34,147	118,987
Loss from operations		(21,930)		(8,568)		(63,097)		(34,147)	(118,987)
Other income (expenses):
Interest income		343		874		3,097		2,775	7,155
Interest expense		-		-		-		-	(1,312)
Other income (expense)		119		-		182		(486)	(1,741)
Net loss		(21,468)		(7,695)		(59,817)		(31,858)	(114,886)
Accretion of dividends on preferred stock		-		-		-		(310)	(1,584)
Accretion of issuance costs on preferred stock
		-		-		-		(81)	(445)
Net loss applicable to common stock	$	(21,468)	$	(7,695)	$	(59,817)	$	(32,249)	$ (116,915)
Net loss per common share - basic and diluted
		$(1.04)		$(0.43)		$(2.90)		$(2.17)
Weighted-average common shares outstanding - basic and diluted
		20,693,593		17,874,770		20,640,413		14,887,723
Comprehensive loss, net of tax:
Net loss	$	(21,468)	$	(7,695)	$	(59,817)	$	(31,858)	$ (114,886)
Other comprehensive income - unrealized gain on investment securities
		19		-		19		-	19
Total comprehensive loss	$	(21,449)	$	(7,695)	$	(59,798)	$	(31,858)	$ (114,867)

COUGAR BIOTECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET DATA
(in thousands)

	December 31,	December 31,
	2008	2007
Current assets:
Cash and cash equivalents	$40,768	$96,336
Investment securities available-for-sale, at fair value	50,226	39,002
Total assets	93,823	138,307
Total liabilities	12,687	3,628
Total stockholders’ equity	81,136	134,679

CONTACT:
Cougar Biotechnology, Inc.
+1-310-943-8040
Alan H. Auerbach, Chief Executive Officer and President
ahauerbach@cougarbiotechnology.com
Mariann Ohanesian, Director of Investor Relations
mohanesian@cougarbiotechnology.com
or
Russo Partners, LLC
David Schull, +1-212-845-4271
David.schull@russopartnersllc.com
Andreas Marathovouniotis, +1-212-845-4235
Andreas.marathis@russopartnersllc.com